EXHIBIT 10.1

July 31, 2017

Mr. Glenn Farrell

Dear Glenn:

We thank you for your service to NMI Holdings, Inc. (“NMI”) and congratulate you on your retirement from NMI, effective July 31, 2017 (“Separation Date”). This letter (“Agreement”) sets forth the terms of your separation of employment from NMI as of the Separation Date. Although NMI is not legally required to pay you any severance benefits, we agree to the following terms of separation:

1.	Separation:

a.
Your employment with NMI and your offer letter of employment dated December 4, 2014 terminate on the Separation Date and, as of such date, you resign your position with NMI as Chief Accounting Officer, as well as all other positions that you may hold as an officer and/or director of any of NMI’s subsidiaries. You will promptly execute such documents and take such actions as may be necessary or reasonably requested by NMI to effectuate or memorialize the resignation of such positions.

b.
As of the Separation Date, you hold the following equity grants under the specified award agreements under the NMI Holdings, Inc. 2014 Omnibus Incentive Plan, as amended and restated (“2014 OIP”): (1) Nonqualified Stock Option Agreement between you and NMI, dated as of February 12, 2015, for an award of options to purchase 86,000 shares of NMI common stock, 57,332 of which have previously vested and are exercisable (the “2015 Option Agreement”); (2) Restricted Stock Unit Award Agreement between you and NMI, dated as of February 12, 2015, as amended on September 9, 2015 for an award of 11,000 restricted stock units of NMI common stock (“RSUs”), 7,332 of which have previously vested and been settled (the “2015 RSU Agreement”), and (3) Restricted Stock Unit Award Agreement between you and NMI, dated as of February 10, 2016 for an award of 78,450 RSUs, 26,150 of which have previously vested and been settled (the “2016 RSU Agreement”). The 2015 Option Agreement, the 2015 RSU Agreement and the 2016 RSU Agreement are collectively referred to herein as the “Equity Awards.” You will not be eligible for any equity award grant based on your employment from January 1, 2017 through July 31, 2017. Except as otherwise provided below in paragraph 2.c., your rights and obligations under the terms of the 2014 OIP and the Equity Awards shall be governed by their respective terms.

c.	You will not be entitled to any bonus, nor shall any bonus accrue, based on your employment from January 1, 2017 through July 31, 2017.
2.Separation Compensation and Benefits. In consideration of the promises made by you herein, NMI agrees to the following:

a.
Your group medical insurance, together with your ability to participate in all of NMI’s other health and welfare plans and NMI’s 401(k) plan will cease on the Separation Date, after which time you will be eligible to continue in health plans in which you are currently enrolled (medical, dental and vision) through COBRA.

b.	If you elect COBRA continuation of your health insurance plan, NMI will pay the insurance plan premium for six months, or through January 30, 2018 (the “COBRA Reimbursement”).

c.
NMI will accelerate the vesting of (1) 28,668 unvested options under the 2015 Option Agreement that would have vested on the next vesting date (i.e., February 12, 2018); (2) 3,668 unvested RSUs under the 2015 RSU Agreement that would have vested on the next vesting date (i.e., February 12, 2018); and (3) 26,150 unvested RSUs under the 2016 RSU Agreement that would have vested on the next vesting date (i.e., February 10, 2018) (collectively referred to as the “Accelerated Awards”). On the Separation Date, you forfeit all RSUs under the 2016

EXHIBIT 10.1

RSU Agreement that would have vested on February 10, 2019. Under the 2015 Option Agreement, your separation of employment from NMI will be treated as a “Termination of Employment without Cause,” and provided that you have signed and do not revoke this Agreement, you will have 90 days from the day following the expiration of the Revocation Period to exercise your vested options under the 2015 Option Agreement, as provided therein.

d.
NMI will provide you a Separation Payment (“Separation Payment”) in an amount equivalent to six months’ pay, i.e., $193,125, subject to standard payroll deductions and withholdings, in exchange for your agreement to sign and adhere to the terms of this Agreement.

If you do not agree to accept the terms offered in this Agreement, you understand that you will not receive the COBRA Reimbursement, the Accelerated Awards or the Separation Payment.
3.Timing of Separation Payment and Acceleration of Awards. Provided that you have signed and do not revoke this Agreement, NMI will:

a.	on the day following the expiration of the Revocation Period, accelerate the Accelerated Awards as provided in paragraph 2.c above; and

b.	pay you the Separation Payment on January 2, 2018.
4.Responsibility for Tax Obligations. Except as to the employer’s share of applicable payroll taxes, if any, and any withholdings, legally required, made by NMI pursuant to any of the payments in Paragraph 2, you understand and agree that you are solely responsible for all tax obligations, including all reporting and payment obligations, that may arise as a consequence of this Agreement and payment of the Separation Payments. You agree to indemnify and hold harmless NMI and any person or entity affiliated with NMI from any tax liability or penalties that may arise from this payment as a result of your failure to fulfill your tax obligations. You further acknowledge that neither NMI nor any of its representatives or attorneys, has made any promise, representation or warranty, express or implied, regarding the tax consequences of any consideration paid to you pursuant to this Agreement. You further acknowledge that NMI has no obligation to indemnify or defend you in any tax proceedings or from any tax consequences that could result from payments made in accordance with this Agreement.
5.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits from NMI after July 31, 2017.
6.Complete General Release. In consideration of the promises set forth in this Agreement, you, on behalf of yourself, your heirs, executors, administrators, and assigns, hereby release, waive, and forever discharge NMI, its health or welfare benefits plans, affiliates, predecessors, successors or assigns, and its respective officers, directors, trustees, employees, representatives and agents (collectively “Released Parties”), from any and all claims or liabilities of whatever kind or nature, that you have ever had or which you now have, known or unknown, including, but not limited to, claims in tort or contract; claims for bonuses, severance pay, employee or fringe benefits, or other compensation; and claims based on any state or federal wage, employment, or common laws, or amendments thereto, including, but not limited to: (i) any claim under the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., (ii) the Family and Medical Leave Act, 29 U.S.C. § 2611, et seq., or COBRA, (iii) age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., (iv) any race, color, religion, sex, or national origin discrimination claims under Title VII of the 1964 Civil Rights Act, 42 U.S.C. § 2000(e) et seq., (v) any claim under the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., (vi) any claims under the California Labor Code, California Fair Employment and Housing Act, or any similar state or local laws or ordinances, (vii) any other claims related to or arising out of your former employment relationship with NMI, or (viii) any claims for damages due to personal injury or for compensatory or punitive damages (collectively the “Released Claims”). You acknowledge that you know of no facts and have no reason to believe that your rights under the Family and Medical Leave Act have been violated. You represent and warrant that you have been permitted by NMI to take all leave that you have needed and that you have received all benefits to which you believe you are entitled. You further agree that this release may be pleaded as a complete bar to any action or suit before any court or administrative body. (This release does not apply to claims that may arise after the date you sign this Agreement or to any claims for vested benefits under NMI’s employee benefit plans.)
7.General Release of Unknown Claims; Section 1542 Waiver. It is understood and agreed by you that this is a full and final release applying not only to all Released Claims that are presently known, anticipated or

EXHIBIT 10.1

disclosed to you, but also to all Released Claims that are presently unknown, unanticipated, and undisclosed to you.
California Civil Code Section 1542 (“Section 1542”) provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
You expressly acknowledge that you have read and understand Section 1542 and you waive and relinquish all rights and benefits under Section 1542 and any law of any other jurisdiction of similar effect with respect to your release of any unknown claims you may have against any of the Released Parties.
8.No Admission of Liability. The furnishing of consideration pursuant to and the execution of this Agreement, including the release contained herein, shall not be deemed or construed at any time or for any purpose as an admission of liability by NMI.
9.Confidential Information. You understand and agree that in the course of your employment with NMI, you acquired confidential information, including but not limited to, information concerning NMI’s board meetings, operations, finances, business plans and strategies, budgets and unpublished financial information, prices and costs, and the skills and value to NMI of other employees, all of which information you understand and agrees could be damaging to NMI if disclosed or made available to any other person or entity (collectively “Confidential Information”). Confidential Information does not include any information that is or becomes generally known to the public or industry, other than because you or any other current or former employee fails to keep such information secret and confidential. You understand and agree that such information was divulged to you in confidence as an employee of NMI and you understand and agree that you shall keep such information secret and confidential. You further understand and agree that, at all times, you will not disclose or communicate any Confidential Information to any other person or in any way make such information available to others, or make use of such information on your own behalf, or on behalf of any other person or entity, unless necessary to comply with a subpoena or other legal process. However, you agree to promptly notify NMI’s General Counsel via telephone and email as soon as you learn that you may be asked to divulge any Confidential Information in any legal proceeding so that NMI may take steps, if necessary, to protect NMI’s interests concerning the Confidential Information.
10.Non-Disparagement. You agree that you will not (a) criticize, denigrate, or otherwise disparage NMI, or any other Released Party, or any of their products, processes, policies, practices, standards of business conduct; or (b) counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against NMI or any other Released Party. NMI agrees that its management employees acting within the course and scope of their employment will not in external communications disparage or criticize your work performance for NMI and your conduct while employed by NMI. Nothing in this Agreement shall restrict either party from making statements in good faith that are required by applicable law or by order of any court of competent jurisdiction. Nothing in this Agreement shall be interpreted in a manner that limits or restricts you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F promulgated under the Securities Exchange Act of 1934, as amended). The parties agree that the public announcement of the circumstances surrounding this Agreement shall be limited to NMI’s press release previously issued on February 3, 2017 and any Form 8-K Securities and Exchange filings related to your retirement and this Agreement.
11.Entire Agreement and Severability. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Released Parties on the subject matter of this Agreement. You acknowledge that the Released Parties have made no representations or promises to you, written or oral, other than those in this Agreement, and this Agreement supersedes any other such promises or representations. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. Should any part or provision of this Agreement, other than Section 6 (Complete General Release), be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. To the extent Section 6 of this Agreement is held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall render the entire Agreement invalid, void or unenforceable, and you shall be obligated to return immediately the full Separation Payment to NMI. You

EXHIBIT 10.1

further acknowledge that you will continue to adhere to your obligations under NMI’s Employee Non-Solicitation Policy for a period of twelve months following the Separation date.
12.No Representation. Any oral or written representations made concerning this Agreement that are not expressly set forth herein shall have no force or effect. No modifications of this Agreement can be made except in writing signed by you and a duly authorized officer of NMI.
13.Final and Binding. You acknowledge and agree that you have been advised that this Agreement is a final and binding legal document, that you have had reasonable and sufficient opportunity to consult with attorneys of your own choosing before signing this Agreement, and that in signing this Agreement you have acted voluntarily and have not relied upon any representation made by NMI or any of its directors, officers, agents, employees, or representatives regarding this Agreement’s subject matter or its effect. Any ambiguities shall be interpreted as though this Agreement had been jointly drafted.
14.Return of NMI Property. You promise to return to NMI no later than July 31, 2017 all NMI property in your possession or control, including keys, files, records, documents, software, notebooks, manuals, memoranda, lists, correspondence and other materials, whether stored electronically, graphically or otherwise, without retaining copies thereof in any form, and all equipment, or other form of property which you received from NMI or gathered, compiled or prepared in the course of your work for NMI.
15.ADEA Waiver.
By signing this Agreement, you acknowledge that you have carefully read and fully understand it and are signing voluntarily. You have the right to consult with an attorney of your choice at your own expense prior to executing it. Your signature also acknowledges that you understand and agree that you:

a.
Have a full twenty-one (21) days within which to consider this Agreement before executing it, or if you have executed this Agreement within less than twenty-one (21) days of the date of delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period.

b.
Are, through this Agreement, releasing NMI from any and all claims you may have against it, including but not limited to any claims brought pursuant to the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.).

c.	Have carefully read and fully understand all of the provisions of this Agreement.

d.	Knowingly and voluntarily intend to be legally bound by the same.

e.	Were advised and hereby are advised in writing to consider the terms of this Agreement and consult with an attorney of your choice prior to executing this Agreement.

f.	Acknowledge that the consideration provided pursuant to this Agreement exceeds any consideration that you would otherwise be entitled to receive and is not part of any group incentive plan.

g.
Have a full seven (7) days following the execution of this Agreement to revoke this Agreement (“Revocation Period”) and have been and hereby are advised in writing that this Agreement shall not become effective or enforceable until the Revocation Period has expired.

h.	Understand that any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.
16.Miscellaneous. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of NMI. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and NMI, and inure to the benefit of both you and NMI, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and

EXHIBIT 10.1

to be performed entirely within California. This agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to us. We wish you the best in your future endeavors.
Sincerely,
NMI HOLDINGS, INC.

By:          /s/ William Leatherberry
William Leatherberry
Executive Vice President, General Counsel

Agreed:      /s/ Glenn Farrell
Glenn Farrell

Date:    July 31, 2017